Exhibit 10.8

Published CUSIP Numbers:
Deal: 137671AA1
Revolver: 137671AB9
Term: 137671AC7

CREDIT AGREEMENT

Dated as of January 5, 2006

among

CANNERY CASINO RESORTS, LLC,
THE CANNERY HOTEL AND CASINO, LLC,
RAMPART RESORT MANAGEMENT, LLC
and
NEVADA PALACE, LLC,
as the Borrowers,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and
L/C Issuer,

CIT LENDING SERVICES CORPORATION,
as Syndication Agent,

GENERAL ELECTRIC CAPITAL CORPORATION,
as Documentation Agent,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,
as
Sole Lead Arranger and Sole Book Manager

i

3.07	Survival	61

ARTICLE IV.	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	61
4.01	Conditions of Effectiveness	61
4.02	Conditions to all Credit Extensions	66

ARTICLE V.	REPRESENTATIONS AND WARRANTIES	66
5.01	Existence, Qualification and Power; Compliance with Laws	66
5.02	Authorization; No Contravention	67
5.03	Governmental Authorization; Other Consents	67
5.04	Binding Effect	67
5.05	Financial Statements; No Material Adverse Effect; No Internal Control Event	67
5.06	Litigation	68
5.07	No Default	68
5.08	Ownership of Property; Liens	68
5.09	Environmental Compliance	69
5.10	Insurance	69
5.11	Taxes	69
5.12	ERISA Compliance	69
5.13	Subsidiaries; Equity Interests	70
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	70
5.15	Disclosure	70
5.16	Compliance with Laws	70
5.17	Intellectual Property; Licenses, Etc	71
5.18	Collateral Documents	71

ARTICLE VI.	AFFIRMATIVE COVENANTS	71
6.01	Financial Statements	71
6.02	Certificates; Other Information	72
6.03	Notices	74
6.04	Payment of Obligations	75
6.05	Preservation of Existence, Etc	75
6.06	Maintenance of Properties	75
6.07	Maintenance of Insurance	76

6.08	Compliance with Laws	76
6.09	Books and Records	76
6.10	Inspection Rights	76
6.11	Use of Proceeds	76
6.12	Compliance With Agreements	77
6.13	Environmental Covenant	77
6.14	Accuracy of Information	77
6.15	Significant Subsidiaries	77
6.16	Construction Covenants	78
6.17	In Balance Covenants	78
6.18	Pledge Undertakings	78
6.19	Third Closing Undertakings	78
6.20	Acquisition of Property or Vessel	78

ARTICLE VII.	NEGATIVE COVENANTS	79
7.01	Liens	79
7.02	Investments	79
7.03	Indebtedness	80
7.04	Fundamental Changes	80
7.05	Dispositions	81
7.06	Restricted Payments	81
7.07	Change in Nature of Business	82
7.08	Transactions with Affiliates	83
7.09	Burdensome Agreements	83
7.10	Use of Proceeds	83
7.11	Financial Covenants	83
7.12	Capital Expenditures	84
7.13	Payment of Subordinated Debt	85
7.14	Construction of the Project	85

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	87
8.01	Events of Default	87
8.02	Remedies Upon Event of Default	90
8.03	Application of Funds	90

ARTICLE IX.	ADMINISTRATIVE AGENT	91

9.01	Appointment and Authority	91
9.02	Rights as a Lender	91
9.03	Exculpatory Provisions	92
9.04	Reliance by Administrative Agent	93
9.05	Delegation of Duties	93
9.06	Resignation of Administrative Agent	93
9.07	Non-Reliance on Administrative Agent and Other Lenders	94
9.08	No Other Duties, Etc	94
9.09	Administrative Agent May File Proofs of Claim	94
9.10	Collateral and Guaranty Matters	95

ARTICLE X.	MISCELLANEOUS	96
10.01	Amendments, Etc	96
10.02	Notices; Effectiveness; Electronic Communication	97
10.03	No Waiver; Cumulative Remedies	99
10.04	Expenses; Indemnity; Damage Waiver	99
10.05	Payments Set Aside	101
10.06	Successors and Assigns	102
10.07	Treatment of Certain Information; Confidentiality	106
10.08	Right of Setoff	107
10.09	Interest Rate Limitation	107
10.10	Counterparts; Integration; Effectiveness	108
10.11	Survival of Representations and Warranties	108
10.12	Severability	108
10.13	Replacement of Lenders	108
10.14	Governing Law; Jurisdiction; Etc	109
10.15	Waiver of Jury Trial	110
10.16	USA PATRIOT Act Notice	110
10.17	Cooperation with Gaming Boards	110

SIGNATURES		S-1

SCHEDULES

2.01	Commitments and Pro Rata Shares
5.06	Litigation
5.13	Subsidiaries; Other Equity Investments; Equity Interests in the Borrower
7.01	Existing Liens
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices
10.06	Processing and Recordation Fees

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Note
C-3	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F-1	Subsidiary Guaranty
F-2	Members’ Guaranty
G-1	Opinion of Santoro, Driggs, Walch, Kearney, Johnson & Thompson, Ltd
G-2	Opinion of Schreck Brignone
H	Third Closing Opinion Matters
I	Nevada Palace Lease
J	Equity Pledge Subordination Agreement
K	Management Subordination Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of January 5, 2006 among CANNERY CASINO RESORTS, LLC, a Nevada limited liability company (“CCR”), THE CANNERY HOTEL AND CASINO, LLC, a Nevada limited liability company (“CHC”), NEVADA PALACE, LLC, a Nevada limited liability company (“Nevada Palace, LLC”) and RAMPART RESORT MANAGEMENT, LLC, a Nevada limited liability company (“Rampart”; Rampart, Nevada Palace, LLC, CHC, CCR and any other entity that may from time to time be joined as a borrower hereunder are individually a “Borrower” and collectively, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), CIT LENDING SERVICES CORPORATION., as Syndication Agent, GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.  Banc of America Securities LLC is the sole lead arranger and sole book manager of the facilities provided under this Agreement.

The Borrowers have requested that the Lenders provide a revolving credit and term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction, or any series of related transactions, by which the Borrowers directly or indirectly (i) acquire any going business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) acquire (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors, or (iii) acquire control of a 50% or more ownership interest in any partnership, limited liability company or joint venture.

“Act” has the meaning specified in Section 10.16.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time specify by notice to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Lenders.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Credit Exposures” means, at any time, the sum of (i) the unused portion of the Aggregate Revolving Commitment then in effect, (ii) the unused portion of each Term Loan Commitment then in effect and (iii) the Total Outstandings at such time.

“Aggregate Revolving Commitments” means the Revolving Commitments of all Revolving Lenders.  As of the Closing Date, the Aggregate Revolving Commitments are $140,000,000.

“Agreement” means this Credit Agreement.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate

Pricing Level	Consolidated Total Leverage Ratio	Commitment Fee	Eurodollar Rate and Letter of Credit Fee	Base Rate
1	<2.00:1	0.25%	1.25%	0.00%
2	>2.00:1 but <2.50:1	0.25%	1.50%	0.25%
3	>2.50:1 but <3.00:1	0.30%	1.75%	0.50%
4	>3.00:1 but <3.50:1	0.375%	2.00%	0.75%
5	>3.50:1 but <4.00:1	0.375%	2.25%	1.00%
6	>4.00:1	0.50%	2.50%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 6 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.  The

Applicable Rate in effect from the Closing Date through the date that the Borrowers deliver a Compliance Certificate for the fiscal quarter ending on December 31, 2005 shall be determined based upon Pricing Level 5.

“Approved Acquisition” means an Acquisition by a Borrower or a Restricted Subsidiary of a Borrower of a Venture that has been approved by a vote of the Required Lenders, and which, after giving pro forma effect thereto, would result in Consolidated EBITDA for the Borrowers of at least $55,000,000 for the four fiscal quarters prior to such Acquisition.  No Acquisition shall be an Approved Acquisition if the board of directors or management of the Person to be acquired has notified a Borrower that it opposes such Acquisition and such notice has not been withdrawn.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of CCR and its consolidated Subsidiaries for the fiscal year ended December 31, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of CCR and its consolidated Subsidiaries, including the notes thereto.

“Auto Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Budget” means the budget for the design and construction of the Project as a whole from the commencement of construction thereof through Completion that is prepared by the Borrowers and approved by the Construction Consultant.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of Nevada or the State of Texas and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cannery” means the Cannery Casino and Hotel which is owned by CHC and located in North Las Vegas, Nevada.

“Cannery II” means the Project to be constructed adjacent to the existing Nevada Palace.

“Capital Expenditure” means any expenditure that is capitalized on the balance sheet in accordance with GAAP.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Casino Businesses” means all personal property interests in the Cannery, the Rampart Casino, the Nevada Palace (as of the Third Closing) or any additional Ventures pledged pursuant to Section 6.15 (exclusive of any gaming licenses and equipment to the extent the pledge thereof is prohibited by local law or contract).

“Casino Real Estate” means the fee interest in real property underlying the Cannery and the leasehold interest in the Rampart Casino and (as of the Third Closing) the Nevada Palace, and any real property interest in any additional Ventures pledged pursuant to Section 6.15, together in each case with any fixtures and other real property improvements now existing or to be constructed on any of such properties (exclusive of any gaming equipment to the extent the pledge thereof is prohibited by local law or contract).

“CCR” has the meaning specified in the introductory paragraph hereof.

“Certificate of Occupancy” means a temporary or permanent certificate of occupancy, in either case, for the Cannery II issued by the Clark County building department pursuant to applicable Laws which permanent or temporary certificate of occupancy shall permit the Cannery II to be used for its intended purposes and shall be in full force and effect and, in the case of a temporary certificate of occupancy, if such temporary certificate of occupancy shall provide for an expiration date, any items which must be completed in order for such temporary certificate of occupancy to be renewed or extended shall be completed no later than 15 days prior to the applicable expiration date.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)                                  prior to the date of the Third Closing, the Existing Owners shall, directly or indirectly, cease to hold 100% of the equity securities of CCR entitled to vote for members of the board of directors or equivalent governing body of CCR on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)                                 from and after the date of the Third Closing, (i) the Existing Owners shall, directly or indirectly, cease to hold 35% or more of the equity securities of CCR entitled to vote for members of the board of directors or equivalent governing body of CCR on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (ii) OCM shall, directly or indirectly, cease to hold 33% or more of the equity securities of CCR entitled to vote for members of the board of directors or equivalent governing body of CCR on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(c)                                  each of the Existing Owners shall at any time cease to be a member of the board of directors of CCR;

(d)                                 from and after the date of the Third Closing, OCM shall at any time cease to have at least two members of the board of directors of CCR;

(e)                                  from and after the date of the Third Closing, the Existing Owners and OCM shall at any time cease to hold the power to appoint a majority of the members of the board of directors of CCR; or

(f)                                    any Person or two or more Persons acting in concert (other than the Existing Owners and OCM and its Affiliates) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of CCR, or control over the equity securities of CCR entitled to vote for members of the board of directors or equivalent governing body of CCR on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 15% or more of the combined voting power of such securities.

“CHC” has the meaning specified in the introductory paragraph hereof.

“Closing Date” means the date that this Agreement has been executed by all parties hereto.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, the Casino Real Estate, the Casino Businesses, the property described in the Pledge Agreement, the property described in the Security Agreement, all property pledged pursuant to Section 6.15 and all other property and interests pledged as collateral security for the Secured Obligations.  Collateral shall not include any right, title or interest of the Borrowers or any of their Subsidiaries in any Gaming License.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Loan Lenders pursuant to Section 2.01 or by each of the Revolving Lenders pursuant to Section 2.01(b).

“Committed Loan” means a Loan made or to be made by a Lender pursuant to Section 2.01.

“Committed Loan Notice” means (i) a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or (ii) a deemed Committed Loan Notice pursuant to Section 2.04(c)(i) or (ii).

“Commitment” means for each Lender, such Lender’s Revolving Commitment and/or Term Loan Commitment.

“Commitments” means the Revolving Commitments and the Term Loan Commitments.

“Completion” means completion of the Project in substantial conformance with the Plans and Specifications such that when completed, a Certificate of Occupancy will be issued.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, for the Borrowers and their Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) pre-opening expenses during such period, (ii) prepayment penalties and expenses incurred in connection with the Transaction during such period, (iii) Consolidated Interest Charges for such period, (iv) depreciation and amortization expense during such period, (v) other extraordinary noncash charges of the Borrowers and their Restricted Subsidiaries during such period, and (vi) extraordinary losses during such period, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) consolidated interest income of the Borrowers and their Restricted Subsidiaries for such period, (ii) all non-cash items increasing Consolidated Net Income for such period, and (iii) extraordinary gains during such period.

“Consolidated Fixed Charges Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date minus all Maintenance Capital Expenditures, permitted tax distributions pursuant to Section 7.06(b) and other permitted distributions during such period to (b) the sum of all Consolidated Interest Charges and all payments of principal required to be made during such period by the Borrowers and their Restricted Subsidiaries.

“Consolidated Interest Charges” means, for any period, for the Borrowers and their Restricted Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrowers and their Restricted Subsidiaries paid in cash in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrowers and their Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for the Borrowers and their Restricted Subsidiaries on a consolidated basis, the net income of the Borrowers and their Restricted Subsidiaries from continuing operations (excluding extraordinary gains and any extraordinary losses) for that period.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date minus Subordinated Debt as of such date to (b) Consolidated EBITDA for the period of four fiscal quarters ended on such date.

“Consolidated Total Indebtedness” means, as of any date of determination, for the Borrowers and their Restricted Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrowers or any Restricted Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrowers or a Restricted Subsidiary is a general partner or joint venturer and as such, Borrowers or such Restricted Subsidiary is generally liable for its debts, or where unless such Indebtedness is expressly made non-recourse to the Borrowers or such Restricted Subsidiary.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ended on such date.

“Construction Consultant” means Professional Associates Construction Services, or any other Person designated from time to time by the Administrative Agent to serve as the Construction Consultant hereunder

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“CPI” means the Consumer Price Index, Urban Wage Earners and Clerical Workers for West Urban, all items (1982-1984=100), as published by the Bureau of Labor Statistics of the United States Department of Labor.  If the CPI is calculated from a base different from the base period 1982-84 = 100, such CPI shall be converted to a base period of 1982-84 = 100 by use of a conversion factor supplied by said Bureau of Labor Statistics.  If the CPI is discontinued or replaced during the term, such other comparable governmental cost of living index or computation which replaces the CPI shall be use in order to obtain substantially the same result as would be obtained if the CPI had not been discontinued or replaced.

“CUP Agreement” means that certain First Amendment and Restatement of Contribution and Unit Purchase Agreement, dated as of September 23, 2005, by and among William J. Paulos, William C. Wortman, Millennium Gaming, Inc., a Nevada corporation, Cannery Casino Resorts, LLC, a Nevada limited liability company, MGIM, LLC, a Nevada limited liability company, NP Land, LLC, a Nevada limited liability company, WCW Landco, LLC, a Nevada limited liability company, OCM InvestCo, LLC, a Nevada limited liability company, OCM AcquisitionCo, LLC, a Nevada limited liability company, and OCM LandCo, LLC, a Delaware limited liability company.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deed of Trust” means each Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement, executed and delivered pursuant to Section 4.01(a)(iv), 6.15 or 6.20 as amended, supplemented, restated or otherwise modified from time to time.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations, L/C Advances, or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property (exclusive of ordinary course gaming payouts) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 and the first Borrowing is made.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment and natural resources, or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable with such Person for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, options or rights for the purchase or acquisition from such Person of such securities (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrowers or any ERISA Affiliate.

“Esquire” means Esquire, Ltd., Inc., a Nevada corporation.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA

LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, (a) Consolidated EBITDA for that period, plus (b) Net Cash Proceeds from any Disposition of assets during that period (other than Dispositions permitted by Sections 7.05(a) through 7.05(e) and Section 7.05(g)), minus (c) Capital Expenditures made in cash during that period (other than (i) Capital Expenditures made at the Third Closing to acquire certain non-land assets related to the Nevada Palace, acquire an option for certain real estate (or alternatively, acquire such real estate related to the Nevada Palace) and make a security deposit for the right to lease certain real estate assets held by NP Land, and Capital Expenditures to finance other acquisitions during that period of new gaming and resort properties that are permitted or consented to hereunder in an aggregate amount not to exceed $75,000,000 during the term of this Agreement), minus (d) Consolidated Interest Charges for that period, minus (e) Restricted Payments permitted under Section 7.06(d) made during that period, plus (f) any decrease (or minus any increase) in the Borrowers’ working capital during that period, minus (g) any repayments with respect to the Term Loan (whether voluntary or mandatory) made during that period, minus (h) any mandatory prepayments with respect to the Aggregate Revolving Commitments during such period which require a concurrent reduction in the amount of the Aggregate Revolving Commitments, minus (i) any pre-opening expenses during such period, and minus (j) prepayment penalties and expenses incurred in connection with the Transaction during such period.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer, the Swing Line Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder or under the Fee Letter, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrowers are located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Credit Agreement” means that certain Credit Agreement dated as of September 28, 2004 among the Borrowers, The CIT Group, as agent, and a syndicate of lenders.

“Existing Owner” means each of Bill Paulos and Bill Wortman.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated August 9, 2005, among Millennium, CCR, OCM InvestCo, LLC, the Administrative Agent and the Arranger.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming Board” means any governmental agency that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Borrowers or any of their Subsidiaries within its jurisdiction.

“Gaming Laws” means all Laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Borrowers or any of their Subsidiaries within its jurisdiction.

“Gaming License” means any license, permit, franchise, finding of suitability, registration or other authorization issued by or from any Gaming Board under Gaming Laws that is required to own, lease, operate or otherwise conduct the gaming business of the Borrowers or any of their Subsidiaries or to own an interest in the Borrowers or any of their Subsidiaries that conducts a gaming business.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(h).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other financial obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or financial performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Millennium, MGIM (which shall be released as a Guarantor as of the Third Closing), OCM (only as of the Third Closing), Esquire (which shall be released as a Guarantor as of the Third Closing) and any other Significant Subsidiary of CCR; provided, however, that recourse to each of Millennium, MGIM and OCM shall be limited to their Equity Interests in CCR pledged pursuant to the Pledge Agreement and that recourse to

Esquire shall be limited to the amount of all Investments made by the Borrowers in or to Esquire after the Effective Date.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F-1 or F-2, as appropriate.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hazardous Materials Indemnity” means that certain Hazardous Materials Indemnity executed and delivered pursuant to Section 4.01(a)(xii), as amended, supplemented, restated or otherwise modified from time to time.

“In Balance” will be deemed to exist when the available Revolving Commitments, cash on hand in excess of the greater of (x) $20,000,000 or (y) cash required to be maintained by the Borrowers under Gaming Laws, unused availability under committed credit facilities and Projected Free Cash Flow of the Borrowers and their Restricted Subsidiaries equal or exceed the aggregate of, without duplication, (i) the costs required to achieve Completion; (ii) all retainage amounts; and (iii) the amount of all reserves and contingencies reasonably determined by the Construction Consultant to be necessary, as such costs and amounts may be reasonably estimated by the Administrative Agent after consultation with the Construction Consultant from time to time.

“Increase Effective Date” has the meaning specified in Section 2.14.

“Increase Option Amount” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                  net obligations of such Person under any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                    capital leases and Synthetic Lease Obligations;

(g)                                 all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)                                 all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the applicable Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrowers in their Committed Loan Notice; provided that:

(i)                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                               no Interest Period shall extend beyond the applicable Maturity Date.

“InvestCo” means OCM InvestCo, LLC, a Nevada limited liability company

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of such other Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, such other Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrowers (or any Restricted Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease Termination Payment” has the meaning specified in Section 2.07(b)(F).

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time specify by notice to the Borrowers and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $15,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to any casino, gambling, gaming or liquor license issued by any Gaming Board or applicable Governmental Authority covering any casino or gaming facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, the Security Agreement, the Pledge Agreement, the Deeds of Trust, the Hazardous Materials Indemnity, the Subordination Agreement, the Security Interest Subordination Agreement and the Guaranty.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Maintenance Capital Expenditures” means Capital Expenditures for the maintenance, repair, restoration or refurbishment of tangible property, but excluding any Capital Expenditures which adds to or significantly improves any such property.

“Mandatory Payments” has the meaning specified in Section 2.07(b).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrowers and their Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means the date that is 5 years after the Effective Date.

“Meadows Holdings” means PA MezzCo, LLC, a Delaware limited liability company.

“MGIM” means MGIM, LLC, a Nevada limited liability company.

“MGIM Obligations” means, with respect to MGIM’s property (including its Equity Interests in CCR), the obligations of MGIM to InvestCo and its successors arising from the pledge and security agreements and guarantees it shall execute in InvestCo’s favor pursuant to the CUP Agreement and the loans by InvestCo to MGIM as contemplated therein.

“Millennium” means Millennium Gaming, Inc., a Nevada corporation.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)                                  with respect to the sale of any asset by the Borrowers or any of their Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by the Borrowers or any such Subsidiary in connection with such sale and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant asset sale as a result of any gain recognized in connection therewith; and

(b)                                 with respect to the sale of any Equity Interest or Indebtedness, the excess of (i) the sum of the cash and cash equivalents received in connection with such sale over (ii) the underwriting discounts and commissions, fees and other out-of-pocket expenses, incurred by the Borrowers in connection with such sale.

“Nevada Palace, LLC” has the meaning specified in the introductory paragraph hereof.

“Nevada Palace” means the Nevada Palace casino which is located on Boulder Highway in Las Vegas, Nevada.

“Nevada Palace Lease” means that certain lease agreement to be entered into at the Third Closing by and between NP Land, as landlord, and Nevada Palace, LLC, as tenant, substantially in the form of Exhibit I, pursuant to which NP Land will lease all of the real property owned by NP Land to Nevada Palace, LLC.

“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C-1, C-2 or C-3.

“NP” means Nevada Palace, Inc., a Nevada corporation.

“Oaktree” means Oaktree Capital Management, LLC, a California limited liability company.

“Oaktree Liens” means the Liens on Millennium’s and MGIM’s Equity Interests in CCR, in favor of InvestCo, OCM, and their successors and assigns, and arising from pledges in support of loans made by InvestCo and OCM to MGIM to fund the purchase by MGIM of a 33 1/3% ownership interest in CCR for $70 million, which Liens shall be subordinated to the Liens in favor of the Administrative Agent on terms reasonably acceptable to the Administrative Agent.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit or of any Loan Party arising under any Swap Contract with any Lender or Affiliate thereof, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OCM” means OCM AcquisitionCo., LLC, a limited liability company organized under the laws of Nevada.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts, including L/C Borrowings.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrowers or any ERISA Affiliate or to which the Borrowers or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Holders” means the Existing Owners, OCM, or any Affiliate or principal thereof.

“Permitted Liens” means, with respect to any property (i) reversionary interests of a lessor under a lease of property, whether real or personal, tangible or intangible, or (ii) Liens, or options or rights to acquire Liens, that are:

(a)                                  Liens pursuant to any Loan Document;

(b)                                 Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)                                  Liens for taxes, assessments or other governmental charges or levies not yet delinquent or thereafter payable without penalty not yet due or which are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance, and to the extent required by, with GAAP;

(d)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens (i) arising in the ordinary course of business which are not overdue for a period of more than 60 days, or (ii) which are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person, or (iii) which have been bonded or which the Title Company has agreed to insure over, in either case in a manner satisfactory to the Administrative Agent;

(e)                                  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                                    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)                                 inchoate Liens incident to construction or maintenance of real property; or Liens incident to construction or maintenance of real property now or hereafter filed of record for which adequate reserves have been set aside and which are being contested in good faith by appropriate actions and have not proceeded to judgment or which the Title Company has agreed to insure over, provided that, by reason of nonpayment of the obligations secured by such Liens, no material property is subject to a material risk of loss or forfeiture;

(h)                                 easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i)                                     present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of real property;

(j)                                     Liens securing writs of attachments or similar instruments or judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(k)                                  Liens securing Indebtedness permitted under Sections 7.03(e) and (g); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(l)                                     the Oaktree Liens.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrowers or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plans and Specifications” means all plans, specifications, design documents, schematic drawings and related items for the design, architecture and construction of the Project that are prepared by the Borrowers’ architect and approved by the Construction Consultant.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means the pledge agreement executed and delivered pursuant to Section 6.18, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Project” means the construction of the Cannery II in accordance with the Plans and Specifications, Timetable and Budget approved by the Construction Consultant.

“Projected Free Cash Flow” means as of the last day of any fiscal quarter, the product of (a) ¼ times (b) Consolidated EBITDA for the four prior fiscal quarters ending on such date minus Maintenance Capital Expenditures, permitted tax distributions, Consolidated Interest Charges and principal payments during such period times (c) the number of fiscal quarters from such date through and including the date of Completion.

“Pro Rata Share” means, with respect to any Commitment of Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the respective Commitment of such Lender at such time and the denominator of which is the amount of the aggregate amount of such Commitments at such time or, in the case of the Term Loan Lenders from and after the Effective Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of Term Loans of such Term Loan Lender and the denominator of which is the Outstanding Amount of all Term Loans; provided that if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Revolving Lender shall be determined based on the Pro Rata Share of such Revolving Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Public Lender” has the meaning specified in Section 6.02.

“Rampart” has the meaning specified in the introductory paragraph hereof.

“Rampart Casino” means the Rampart Casino which is leased by Rampart and located in Summerlin, Nevada.

“Rampart Lease” means that certain sublease agreement dated as of April 1, 2002 by and between Hotspur Casinos Nevada, Inc., as lessor, and Rampart, as lessee, in respect of the Rampart Casino, as the same may be amended pursuant to Section 7.07 hereof.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrowers as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Replacement Project” means, if the Borrowers shall elect not to develop the Cannery II, a Venture identified by the Borrowers and submitted to the Administrative Agent and the Lenders for approval in accordance with the provisions of Section 6.02(g) hereof.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (i) the Aggregate Revolving Commitments and (ii) prior to the Effective Date, the Term Loan Commitments and thereafter the aggregate Outstanding Amount of all Term Loans or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders having more than 50% of the Aggregate Revolving Commitments or, if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Revolving Lenders holding in the aggregate more than 50% of the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer, managing member or manager (or such manager’s authorized designee) of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Indebtedness” means (i) any Subordinated Debt in excess of $125,000,000 and (ii) any other Indebtedness of a Loan Party, in each case not otherwise permitted hereunder but the terms and provisions of which have been approved by the Required Lenders.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrowers or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrowers’ stockholders, partners or members (or the equivalent Person thereof) or any payment of management, advisory or similar fees to any shareholder of the Borrowers or any Affiliate thereof.

“Restricted Subsidiary” means each Subsidiary of the Borrowers that is not an Unrestricted Subsidiary.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The Revolving Commitments may be increased in accordance with Section 2.14.

“Revolving Lender” means each Lender that holds a Revolving Commitment.

“Revolving Loan” means each Loan made by a Revolving Lender under the Revolving Commitment.

“Revolving Note” means the promissory note made by the Borrowers to a Revolving Lender evidencing that Lender’s Pro Rata Share of the Revolving Commitment, substantially in the form of Exhibit C-2, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Schiff Land Purchase” means the exercise by CCR or a Restricted Subsidiary of that certain option to purchase the Schiff Property and the purchase of the Schiff Property for $2.75 million by CCR, pursuant to the terms of the Schiff Lease-Option Agreement.

“Schiff Lease-Option Agreement” shall mean that certain Lease-Option Agreement, dated as of April 1, 1999, by and between Renate Schiff of Schiff Properties and NP and Esquire.

“Schiff Property” means certain real property located in Clark County, Nevada, together with all buildings, structures, facilities, fixtures, parking areas, landscaping and other improvements thereto, that is described in the Schiff Lease-Option Agreement.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means, collectively, the Obligations and all obligations of any Loan Party to any Lender or any Affiliate of a Lender under any Swap Contracts.

“Secured Parties” means, collectively, the Lenders, any Affiliate or any Lender that is a party to any Swap Contract with a Borrower and the Administrative Agent.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means the security agreement executed and delivered pursuant to Section 4.01(a)(iii), as such agreement may be amended, supplemented, restated or otherwise modified from time to time, which will cover all of the personal property and rights described therein that can be pledged without the consent of any third party; provided, however, that recourse to each of Millennium, MGIM, and OCM shall be limited to their Equity Interests in CCR pledged pursuant to the Pledge Agreement and that recourse to Esquire shall be limited to the amount of such Person's loan from InvestCo.

“Significant Subsidiary” means each Restricted Subsidiary (including such Restricted Subsidiary’s interest in its direct and indirect Restricted Subsidiaries) of CCR that

(a)                                  is designated with an asterisk in Schedule 5.13;

(b)                                 accounted for at least 5% of consolidated revenues of CCR and its Restricted Subsidiaries or 5% of Consolidated EBITDA of CCR and its Restricted Subsidiaries in each case for the four fiscal quarters of CCR ending on the last day of the last fiscal quarter of CCR immediately preceding the date as of which any such determination is made; or

(c)                                  has assets which represent at least 5% of the consolidated assets of CCR and its Restricted Subsidiaries as of the last day of the last fiscal quarter of CCR immediately preceding the date as of which any such determination is made, all of which, with respect to clauses (b) and (c), shall be as reflected on the financial statements of CCR for the period, or as of the date, in question, adjusted for the pro forma effect of any Restricted Subsidiary acquired (or disposed of) by CCR during such period or concurrently with the date as of which such determination is made.  No Unrestricted Subsidiary shall ever be a Significant Subsidiary.

“SPC” has the meaning specified in Section 10.06(h).

“Subordinated Debt” means all unsecured Indebtedness of the Borrowers for money borrowed, the terms of which shall require no principal payments thereon prior to the six month anniversary of the Maturity Date and shall otherwise be reasonably satisfactory to the Required Lenders and which shall be subordinated, upon terms reasonably satisfactory to the Required Lenders, in right of payment to the payment in full in cash of all Obligations.

“Subordination Agreement” means that certain subordination agreement executed and delivered pursuant to Section 4.01(a)(xxi), as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrowers.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means the promissory note made by the Borrowers to the Swing Line Lender, substantially in the form of Exhibit C-3, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplemented.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Revolving Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Amount” means, (a) with respect to any period ending on or prior to the Third Closing, an amount equal to the estimated federal income taxes attributable to the members' distributive share of CCR's taxable income (taking into account both items separately stated under Code §702(a)(1) through (7) and non-separately stated items under Code §702(a)(8)) applying a forty percent (40%) marginal tax rate, and (b) relative to any period ending on or after the Third Closing, an amount equal to (i) the lowest aggregate amount of distributions to members of CCR (based on pro rata distributions to the members) such that each member receives an amount sufficient to equal (x) the amount of taxable income allocated to such member of CCR in respect of such period (taking into account any Code § 704(c) items and annualizing the estimated taxable income (excluding extraordinary items, which shall be taken into account separately) for distributions with respect to periods of less than a fiscal year), multiplied by (y) the highest maximum combined marginal federal, state and local income tax rates to which any member of CCR may be subject (taking into account the deductibility of state income tax for federal income tax purposes), plus (ii) an additional amount (distributed to the CCR members pro rata in the proportion to their percentage interests under the CCR operating agreement) such that, after giving effect to distributions of such additional amount, each member of CCR will satisfy the safe harbor for estimated tax payments based on prior year tax liability under Code §§ 6654 or 6655 (and analogous state or local provisions) assuming that each member’s only income were from CCR.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning set forth in Section 2.01(a).

“Term Loan Commitment” means, as to each Term Loan Lender, the commitment of that Lender to make its Term Loan.  As of the Closing Date, the aggregate Term Loan Commitment is $110,000,000 and the respective Pro Rata Shares of the Term Loan Lenders with respect to the Term Loan Commitment are set forth in the records of the Administrative Agent.  The Term Loan Commitment may be increased in accordance with Section 2.14.

“Term Loan Lender” means each Lender that holds a Term Loan and/or a Term Loan Commitment.

“Term Note” means the promissory note made by the Borrowers to a Term Loan Lender evidencing that Lender’s Pro Rata Share of the Term Loan Commitment, substantially in the form of Exhibit C-1, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Third Closing” means the first date on which all of the following have been completed:  (a) CCR has completed its purchase of certain non-land assets related to Nevada Palace and its contribution of such assets to Nevada Palace, LLC, (b) CCR or a Restricted Subsidiary shall have entered into the Nevada Palace Lease and shall have paid a security deposit of $3,000,000 plus interest to NP Land, LLC in connection therewith, (c) NP Land, LLC shall be owned 66 2/3% by Bill Wortman or his Affiliates and 33 1/3% by OCM or its Affiliates, (d) OCM has completed its acquisition of 33 1/3% of the Equity Interests of CCR from MGIM through the exchange of its $64 million bridge loan to MGIM for Equity Interests in CCR, and (e) the Administrative Agent shall have received all of the following:  (i) a Deed of Trust, an ALTA lender title insurance policy in favor of the Administrative Agent on behalf of the Secured Parties in an amount equal to $18,000,000, subject to Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent and issued by the Title Company, and other documentation required by Sections 4.01(a)(v) and (vii) hereof from Nevada Palace, LLC in respect of its leasehold interests in the Nevada Palace, together with a joinder to the Hazardous Materials Indemnity and all other documentation required thereunder including a so-called “phase one” environmental audit for the real property to be encumbered by such Deed of Trust, (ii) legal opinions in form and substance satisfactory to the Administrative Agent, as to the matters set forth in Exhibit H, and (iii) an estoppel agreement, in a form reasonably acceptable to the Administrative Agent and the Required Lenders from the fee owner of the Nevada Palace.

“Timetable” means the schedule for construction and Completion of the Project which has been prepared by the Borrowers and approved by the Construction Consultant.

“Title Company” means Nevada Title Company or such other title insurance company as may be reasonably acceptable to the Administrative Agent.

“Title Policy” is defined in Section 4.01(a)(iv).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and all L/C Obligations.

“Transaction” means all of the following:  (i) the redemption of Renate Schiff’s 60% ownership interest in NP and Esquire for approximately $14.9 million, financed through bridge loans made by InvestCo and OCM, (ii) the purchase by an affiliate of Millennium of a 33 1/3% ownership interest in CCR for $70 million, financed through bridge loans made by OCM and InvestCo, (iii) the purchase by CCR of certain non-land assets related to Nevada Palace, and the assumption by CCR of certain debt related to Nevada Palace, for approximately $7.6 million plus interest, (iv) the repayment of a bridge loan of up to $6.0 million made by InvestCo to help finance the purchase in (ii) above, (v) the refinancing of approximately $109.6 million of existing debt (including prepayment penalties) of CCR, (vi) the exchange of a $64.0 million bridge loan made by OCM to help finance the purchase in (ii) above for the 33 1/3% ownership interest in CCR acquired in (ii) above, (vii) the payment of a $3 million, plus interest, security deposit to NP Land, LLC in connection with the Lease, (viii) the exchange of an approximately $4.3 million bridge loan made by OCM to help finance the redemption referenced in (i) above, for a 33 1/3% ownership interest in NP Land, LLC, (ix) the payment of related transaction costs in connection with the foregoing and (x) the financing to the Borrowers under this Agreement.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means Meadows Holdings and each of its Subsidiaries, so long as the business of Meadows Holdings and such Subsidiaries is limited to the acquisition, development, ownership, management and operation of the Meadows race track and casino in Pittsburgh, Pennsylvania and activities incidental thereto.

“Venture” means any casino, hotel, casino/hotel, resort, resort/hotel, riverboat, riverboat/dockside casino, horse racing track, entertainment center or similar facility (or any site or proposed site for any of the foregoing), and any and all reasonably related businesses necessary for, in support, furtherance or anticipation of and/or ancillary to or in preparation for, any such business, including off-track betting facilities and golf courses.

“Voting Stock” means securities of any class or classes of any Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or Persons performing equivalent functions).

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.  (a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement not specifically or completely defined herein shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04                        Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06                        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time less amounts that have been drawn prior to such time and not reinstated; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
the COMMITMENTS and Credit Extensions

2.01                        Committed Loans.

(a)                                  Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to lend to the Borrowers its Pro Rata Share of the Term Loan Commitment (each individually, a “Term Loan” and, collectively, the “Term Loans”).  Subject to Section 2.14, the Term Loans shall be made by the Term Loan Lenders in a single Borrowing on the Effective Date and shall be made by the Term Loan Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Term Loan Lender shall be responsible for any failure by any other Term Loan Lender to perform its obligation to make any Term Loan hereunder nor shall the Term Loan Commitment of any Term Loan Lender be increased or decreased as a result of any such failure.  Once repaid, Term Loans may not be reborrowed.

(b)                                 Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving

Commitment.  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02                        Borrowings, Conversions and Continuations of Committed Loans.

(a)                                  Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans.  Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) whether the Borrowing is to be of Term Loans or Revolving Loans, (vi) the Borrower that will receive the proceeds of the Borrowing and (vii) if applicable, the duration of the Interest Period with respect thereto.  If the Borrowers fail to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then new borrowings of applicable Committed Loans shall be made as Base Rate Loans and previously outstanding Committed Loans will continue as the same Type with an Interest Period of one month.  If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fail to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                                 Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender that holds a Commitment for the type of Loan requested of the amount of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each applicable Lender of the details of any automatic continuation of Loans described in the preceding subsection.  In the case of a Committed Borrowing, each Lender that holds a Commitment for the type of Loan requested shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02

(and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent by crediting an account of the Borrowers on the books of the Administrative Agent with the amount of such funds; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Term Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Term Loan Lenders holding more than 50% of the outstanding Term Loans and no Revolving Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Revolving Lenders.

(d)                                 The Administrative Agent shall promptly notify the Borrowers and the Lenders funding such Loans of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders holding such Loans of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

2.03                        Letters of Credit.

(a)                                  The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers or their Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers or their Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Revolving Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Commitment (except, with respect to the Swing Line Lender, as permitted pursuant to Section 2.04(a)), and (z) the Outstanding

Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)                                  The L/C Issuer shall not issue any Letter of Credit, if:

(A)                              subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)                                the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all of the Revolving Lenders have approved such expiry date.

(iii)                               The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)                              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)                                the issuance of such Letter of Credit would violate any Laws or one or more policies of the L/C Issuer;

(C)                                except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;

(D)                               such Letter of Credit is to be denominated in a currency other than Dollars;

(E)                                 such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)                                 a default of any Revolving Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)                              The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)                                 The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of any Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the Borrowers shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers (or any of them, or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)                               If the Borrowers so request in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrowers shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrowers and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Pro Rata Share thereof.  In such event, the Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Loans under the Revolving Commitment to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Revolving Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Revolving Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following (without prejudice to any rights the Borrowers may have against such L/C Issuer for the same, but subject to the limitations hereafter set forth):

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any Subsidiary.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                    Role of L/C Issuer.  Each Revolving Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                 Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Revolving Lenders).  Derivatives of such term have corresponding meanings.  The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked deposit accounts at the Administrative Agent.

(h)                                 Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)                                     Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)                                  Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)                                     Letters of Credit Issued for Restricted Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrowers shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrowers hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Restricted Subsidiaries.

2.04                        Swing Line Loans.

(a)                                  The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Loans and L/C Obligations of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender (other than the Swing Line Lender), plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrowers’ irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line

Loan Notice, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Borrowers on the books of the Swing Line Lender in immediately available funds.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Committed Loan in an amount equal to such Revolving Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Revolving Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans.  Until each Revolving Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)                                    Payments Directly to Swing Line Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05                        Prepayments.

(a)                                  The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment, whether the Loans to be prepaid are Term Loans or Revolving Loans, and the Type(s) of Committed Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Committed Loans of the Revolving Lenders or Term Loan Lenders, as applicable, in accordance with their respective Pro Rata Share.  Once prepaid, Term Loans may not be reborrowed.

(b)                                 The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)                                  If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrowers shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(d)                                 All prepayments of Term Loans shall be applied ratably to the remaining installments of Term Loans.

2.06                        Termination or Reduction of Revolving Commitments.

(a)                                  The Borrowers may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, the applicable sublimit(s) shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments.  Any reduction of the Aggregate Revolving Commitments shall be applied to the Commitment of each Revolving Lender according to its Pro Rata Share.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

(b)                                 If (i) the Borrowers shall have notified the Administrative Agent and the Lenders that they will not be developing the Cannery II and the Required Lenders have not approved a Replacement Project within 180 days of their receipt of such notice, or (ii) the Borrowers intend to develop the Cannery II but construction of the Cannery II has not commenced by June 30, 2007, then on the earlier of such dates the Aggregate Revolving Commitments shall immediately reduce by $50,000,000.

2.07                        Repayment of Loans.

(a)                                  The Borrowers shall make repayments of the Term Loans on the last day of each March, June, September and December, commencing March 31, 2006 in an amount equal to 0.25% of the aggregate principal amount of Term Loans advanced on the Effective Date plus, following each Increase Effective Date, if any, the aggregate principal amount of increased Term Loans advanced on each such Increase Effective Date.  The Borrowers shall repay the outstanding principal amount of all Term Loans on the Maturity Date.

(b)                                 In addition to the scheduled amortization set forth in clause (a) above, the Borrowers shall make mandatory payments (“Mandatory Payments”) from the following sources:

(A)                              If the Borrowers or any Restricted Subsidiary sells any asset permitted by Section 7.05(f) and the Net Cash Proceeds thereof, when aggregated with all other Net Cash Proceeds realized after the Closing Date from sales pursuant to Section 7.05(f), will result in the realization by the Borrowers or such Restricted Subsidiary of Net Cash Proceeds (determined as of the date such Net Cash Proceeds are received by the Borrowers or such Restricted Subsidiary) in excess of $5,000,000, the Borrowers shall make a mandatory prepayment of the Loans in the amount of such excess immediately upon receipt of such Net Cash Proceeds by the Borrowers or such Restricted Subsidiary.

(B)                                Upon the sale by any Borrower or any Restricted Subsidiary of any of its Equity Interests (exclusive of any Equity Interests sold to Permitted Holders), the Borrowers shall make a mandatory prepayment of the Loans by the amount equal to 50% of the Net Cash Proceeds of such sale.

(C)                                For each fiscal year, within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrowers shall make a mandatory prepayment of the Loans by an amount equal to the applicable percentage of Excess Cash Flow for the fiscal year covered by such financial statements as more particularly set forth below.  Such percentage shall be determined by reference to the Consolidated Total Leverage Ratio reflected in such Compliance Certificate, as follows:

Consolidated Total Leverage Ratio	Percentage of Excess Cash Flow

Greater than or equal to 4.0x	100%

Less than 4.0x but greater than or equal to 3.0x	50%

Less than 3.0x	0%

(D)                               Within five Business Days after receipt thereof, the Borrowers shall make a mandatory prepayment of the Loans by an amount equal to the Net Cash Proceeds received from the issuance of any Restricted Indebtedness.

(E)                                 Within five Business Days after receipt thereof, but subject to all terms of the Deeds of Trust, the Borrowers shall make a mandatory prepayment of the Loans by an amount equal to all net cash proceeds received by the Borrowers or any Restricted Subsidiary from any condemnation awards or casualty losses net of out of pocket expenses incurred in connection with such condemnation proceedings or the adjustment of such casualty.

(F)                                 Within five Business Days after receipt thereof, the Borrowers shall make a mandatory prepayment of the Loans by an amount equal to 100% of the amount received pursuant to Section 2.9 of the Rampart Lease (the "Lease Termination Payment").

(c)                                  Amounts paid or prepaid pursuant to subsection (b) shall be applied as follows:

(A)                              So long as no Event of Default has occurred and is continuing, the Lenders shall apply such amounts to the pro rata payment of the outstanding principal amount of the Term Loans and Revolving Loans; provided that no prepayments of Revolving Loans shall reduce the Revolving Commitment until all Term Loans have been repaid.

(B)                                After an Event of Default has occurred and so long as such Event of Default is continuing, all amounts received by the Lenders shall be applied first, to the costs and expenses of protecting and preserving the security interests of the Lenders under the Loan Documents, second, to the costs and expenses of protecting and preserving the Collateral, third, to all other outstanding financial Obligations due under this Agreement and the other Loan Documents (other than principal and interest on the Loans), fourth, to the Lenders for accrued and unpaid interest on the Loans and for all interest payments due to them or their Affiliates under any Swap Contracts, pro rata, fifth, to the pro rata payment of the aggregate outstanding principal balance of the Term Loans and Revolving Loans and of the Swap Termination Value due to any Lenders or their Affiliates under any Swap Contracts and, after all outstanding amounts evidenced and secured by the Loan Documents have been paid in full and the Loan Parties have performed their obligations under the Loan Documents and the Commitments have terminated, the balance, if any, shall be delivered to the Borrowers.

(C)                                All prepayments of Term Loans shall be applied to the ratable payment of the remaining installments of Term Loans.

(d)                                 The Borrowers shall repay to the Revolving Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(e)                                  The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

2.08                        Interest.

(a)                                  Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 (i)                                     If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)                                  Commitment Fee.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share of the Aggregate Revolving Commitments, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations.  The commitment fee shall accrue at all times during the Availability Period, including at any time after the Effective Date during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the Maturity Date.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)                                 Other Fees.  (i)  The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)                                  The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11                        Evidence of Debt.

(a)                                  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12                        Payments Generally; Administrative Agent’s Clawback.

(a)                                  General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)  Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such

Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to such Borrowing. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing and any amount previously repaid by the Borrowers shall be redisbursed to the Borrowers. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and the obligations of the Revolving Lenders to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)                                  Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                        Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                        Increase in Commitments.

(a)                                  Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may from time to time request an increase in the Aggregate Revolving Commitment or Term Loans by an aggregate amount (for all such requests) not exceeding $50,000,000 (the “Increase Option Amount”); provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000 (or the difference between the initial request and the Increase Option Amount, if the initial request was for an amount greater than $25,000,000), and (ii) the Borrowers may make a maximum of two such requests.

(b)                                 Lender Elections to Increase. Each Lender shall notify the Administrative Agent within five Business Days from the date of delivery of such notice whether or not it agrees to increase its Revolving Commitment or Term Loans and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment and/or Term Loans, as the case may be.

(c)                                  Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder. Subject to the approval of the Administrative Agent and, in the case of the Revolving Commitments, the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrowers may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)                                 Effective Date and Allocations. If the Revolving Commitment and/or the Term Loans are increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)                                  Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. If the Borrowers shall increase the Revolving Commitment, the Borrowers shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving

Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Revolving Commitments under this Section. The Borrowers shall also pay any costs and expenses (including, without limitation reasonable attorney costs, title insurance premiums and filing fees) incurred in connection with the increase of any Commitment pursuant to this Section 2.14.

(f)                                    Notwithstanding anything to the contrary herein, in no event shall the interest rate payable on any increased Revolving Commitment or increased Term Loan exceed the interest rate from time to time payable on Revolving Loans or Term Loans, nor shall any Increased Term Loan mature prior to the Maturity Date or amortize faster than the Term Loans;

(g)                                 Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.15                        Joint and Several Liability.

(a)                                  Each Borrower agrees that it is jointly and severally liable to the Administrative Agent, the L/C Issuer and the Lenders for the payment of all Obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrowers. Each obligation, promise, covenant, representation and warranty in this Agreement shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement expressly provides otherwise. The Administrative Agent, the L/C Issuer and the Lenders may bring an action against any Borrower, whether an action is brought against the other Borrowers.

(b)                                 Each Borrower agrees that any release which may be given by the Administrative Agent, the L/C Issuer or the Lenders to the other Borrowers or any Guarantor will not release such Borrower from its Obligations under this Agreement.

(c)                                  Each Borrower waives, to the extent it may effectively do so under applicable Law, any right to assert against the Administrative Agent, the L/C Issuer or the Lenders any defense, setoff or counterclaim it may have against the other Borrowers arising hereunder, or claims which such Borrower may have against the other Borrowers arising hereunder.

(d)                                 Each Borrower waives, to the extent it may effectively do so under applicable Law, any defense it may have against the Administrative Agent, the L/C Issuer or the Lenders by reason of any other Borrower’s defense, disability, or release from liability, except payment in full of the outstanding Obligations. The Administrative Agent, the L/C Issuer and the Lenders can exercise their rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.

(e)                                  Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrowers and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives, to the extent it may effectively do so under applicable Law, any right it may have to require the Administrative Agent, the L/C Issuer and the Lenders to disclose to such Borrower any information which the Administrative Agent, the L/C Issuer and the Lenders may now or hereafter acquire concerning the financial condition of the other Borrowers.

(f)                                    Each Borrower waives, to the extent it may effectively do so under applicable Law, all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives, to the extent it may effectively do so under applicable Law, all rights to notices of the existence or the creation of new Indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

(g)                                 The Borrowers represent and warrant to the Administrative Agent, the L/C Issuer and the Lenders that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Administrative Agent, the L/C Issuer and the Lenders will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(h)                                 Until all outstanding Obligations of the Borrowers to the Administrative Agent, the L/C Issuer and the Lenders under this Agreement have been paid in full and the Commitments of the Lenders under this Agreement have been terminated, each Borrower, to the extent it may effectively do so under applicable Law, (a) waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the Obligations incurred under this Agreement; and (b) waives any right to enforce any remedy which the Administrative Agent, the L/C Issuer or the Lenders now have or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Administrative Agent, the L/C Issuer or the Lenders.

(i)                                     Each Borrower waives any right to require the Administrative Agent, the L/C Issuer and the Lenders to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy. Further, each Borrower consents to the taking of, or failure to take, any action by the Administrative Agent, the L/C Issuer and the Lenders which might in any manner or to any extent vary the risks of the Borrowers under this Agreement or which, but for this provision, might operate as a discharge of the Borrowers.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                  Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrowers shall have no liability hereunder in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes if such penalties, interest or other liabilities are attributable to the gross negligence or willful misconduct of an Administrative Agent, Lender or L/C Issuer. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrowers are resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)                                  duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)                              any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

(f)                                    Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02                        Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable

Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04                        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                                  Increased Costs Generally. If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)                                  subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it hereunder, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made hereunder by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon the written request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered following the receipt of such request.

(b)                                 Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, upon the written request of such Lender, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered following the receipt of such request.

(c)                                  Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurodollar Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05                        Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                  Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender ceases to make available Eurodollar Rate Loans pursuant to Section 3.02, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07                        Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Effectiveness. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

(a)                                  The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(ii)                                  a Note executed by the Borrowers and dated as of the Effective Date in favor of each Lender requesting a Note;

(iii)                               the Security Agreement, dated as of the Effective Date, duly executed by each Loan Party, covering all of each such Person’s equipment, gaming devices (but only to the extent permitted by applicable law and contract) and associated equipment, fixtures, furnishings, inventory, accounts, intangibles and other personal property of every kind and description, including, to the extent permitted by the terms of the financing or leasing agreements applicable thereto, all furniture, fixtures and equipment that are financed or leased, but excluding any Gaming License of any entity, together with

(A)                              acknowledgment copies of properly filed Uniform Commercial Code financing statements (Form UCC-1), dated a date reasonably near to and prior to the Effective Date, or such other evidence of filing as may be acceptable to the Administrative Agent, naming each of the Loan Parties (as appropriate) as the debtor, and the Administrative Agent on behalf of the Secured Parties, as the secured party, or other similar instruments or documents, filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent pursuant to the Security Agreement;

(B)                                Uniform Commercial Code termination statements necessary to release all Liens and other rights of any Person securing any existing Liens (other than Permitted Liens), together with such other Uniform Commercial Code termination statements as the Administrative Agent may reasonably request; and

(C)                                certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-3), or a similar search report certified by a party selected by and acceptable to the Administrative Agent, dated a date reasonably near to the Effective Date, listing all effective financing statements which name any of the Loan Parties (under their present names and any previous names) as the debtor and which are filed in the jurisdictions in which filings were made pursuant to clause (A) above, together with copies of such financing statements (none of which (other than those described in clause (A), if such Form UCC-3 or search report, as the case may be, is current enough to list such financing statements described in clause (A)) shall cover any Collateral described in the Security Agreement except as permitted by Section 7.01);

provided, however, that recourse to each of Millennium, MGIM, and OCM shall be limited to their Equity Interests in CCR pledged pursuant to the Pledge Agreement and that recourse to Esquire shall be limited to the amount of all Investments made by the Borrowers in or to Esquire after the Effective Date;

(iv)                              executed counterparts of a Deed of Trust dated on or before the Effective Date with respect to the Casino Real Estate of CHC and, to the extent described therein, the related Casino Businesses, duly executed by CHC, together with

(A)                              evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of each of the Deed of Trust as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable effectively to record the Deed of Trust as valid, perfected Liens against the Casino Real Estate of CHC which Liens are subject to no Liens other than Permitted Liens;

(B)                                ALTA lender title insurance policy (the “Title Policy”) in favor of the Administrative Agent on behalf of the Secured Parties providing title insurance for the Cannery in the amount of $232,000,000, subject only to Permitted Liens and with no survey exception and otherwise in form and substance satisfactory to the Administrative Agent and issued by the Title Company, with respect to the Deed of Trust; and

(C)                                such other approvals or documents in connection with the foregoing as the Administrative Agent may reasonably request;

(v)                                 [Intentionally Omitted];

(vi)                              “phase one” environmental audits dated reasonably near to and prior to the Effective Date and covering the Casino Real Estate of CHC from environmental consulting firms reasonably satisfactory to the Administrative Agent and otherwise in form and substance reasonably satisfactory to the Administrative Agent;

(vii)                           an appraisal dated reasonably near to and prior to the Effective Date for the Cannery in form and substance reasonably satisfactory to the Administrative Agent;

(viii)                        a Security Interest Subordination Agreement, dated as of the Effective Date, duly executed by InvestCo and OCM, substantially in the form of Exhibit J (the “Security Interest Subordination Agreement”);

(ix)                                such evidence as the Administrative Agent deems appropriate that (A) Millennium owns 66 2/3% and MGIM owns 33 1/3% of the equity interests of CCR, (B) CHC shall own and operate the Cannery and Rampart shall lease and operate the Rampart Casino, (C) Millennium, Bill Paulos and Bill Wortman, collectively own 100% of the equity interests of MGIM, (D) MGIM shall have outstanding not less than $64,000,000 of Indebtedness to OCM which shall, but its terms, be exchangeable into equity of CCR at the time of the Third Closing, and (E) Renate Schiff’s 60% interest in NP and Esquire shall have been redeemed for approximately $14,900,000;

(x)                                   a certificate dated as of the Effective Date signed by a Responsible Officer of the Borrowers certifying that (A) the Total Leverage Ratio as of the Effective Date is not greater than 3.50 to 1.00 and (B) there exists not less than $75,000,000 of availability under the Revolving Commitment;

(xi)                                evidence of the following insurance coverages with respect to each of the Cannery and the Rampart Casino:

(A)                              Comprehensive general public liability insurance in an amount reasonably satisfactory to the Administrative Agent and the Borrowers covering the Borrowers;

(B)                                Worker’s compensation insurance (or self insurance therefor) and employer’s liability insurance for the Borrowers, all in such amounts as may be required by statute;

(C)                                If commercially available, flood insurance if either the Rampart Casino or the Cannery is located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area; and

(D)                               Rental or business interruption insurance in amounts sufficient to pay operating expenses, lost rental income and debt service for a period of up to six months;

All policies of insurance required to be maintained by the Borrowers and the Guarantors shall be issued by companies reasonably satisfactory to the Administrative Agent and shall have coverages and endorsements (including, without limitation, waivers of subrogation and waivers of breach of warranty) and be written for such amount as the Administrative Agent may reasonably require. All policies of insurance required to be maintained must name the Administrative Agent as mortgagee, where applicable, and additional insured or loss payee, must insure the interest of the Administrative Agent in the property as mortgagee and must provide that no cancellation or material modification of the policies will be made without thirty days’ prior written notice to Administrative Agent. Certificates for all such policies must be delivered to the Administrative Agent and approved by the Administrative Agent;

(xii)                             the Hazardous Materials Indemnity, dated as of the Effective Date, duly executed by each Borrower or Restricted Subsidiary of Borrower that owns or leases real property Collateral;

(xiii)                          unaudited consolidated financial statements of the Borrowers and their Subsidiaries dated as of September 30, 2005; and financial projections of the Borrowers and their Subsidiaries through December 31, 2011, including projections of quarterly financials through completion of the construction of the Cannery II, all in form and substance reasonably satisfactory to the Administrative Agent;

(xiv)                         such assurances as the Administrative Agent deems appropriate that the relevant Gaming Boards have approved the transactions contemplated by the Loan Documents (other than the Pledge Agreement), to the extent that such approval is required by applicable Gaming Laws and that the Borrowers have all applicable Gaming Licenses for the operation of the Cannery and the Rampart Casino;

(xv)                            such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(xvi)                         such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(xvii)                      favorable opinions of Santoro, Driggs, Walch, Kearney, Johnson & Thompson, Ltd., and Schreck Brignone, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G-1 and G-2;

(xviii)                   a certificate of a Responsible Officer of each Borrower, dated as of the Effective Date, attaching copies of all licenses required in the operation of the Cannery and the Rampart Casino and such licenses shall be in full force and effect;

(xix)                           a certificate signed by a Responsible Officer of the Borrowers, dated as of the Effective Date, certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) a calculation of the Consolidated Total Leverage Ratio based on Consolidated Total Indebtedness pro forma as of the Effective Date to Consolidated EBITDA for the four fiscal quarters ended September 30, 2005;

(xx)                              [Intentionally Omitted];

(xxi)                           a Subordination Agreement, dated as of the Effective Date, duly executed by Millennium Management Group II, LLC and any other manager of the Casino Businesses, in substantially the form of Exhibit K;

(xxii)                        evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xxiii)                     evidence that the Existing Credit Agreement and all other agreements of the Borrowers evidencing outstanding Indebtedness have been or concurrently with the Effective Date are being terminated and all Liens securing obligations under the Existing Credit Agreement and all other agreements of the Borrowers evidencing outstanding Indebtedness have been or concurrently with the Effective Date are being released; and

(xxiv)                    such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b)                                 Any fees required to be paid on or before the Effective Date shall have been paid.

(c)                                  Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(d)                                 The Effective Date shall have occurred on or before January 31, 2006.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02                        Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                                  The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)                                 No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  In respect of the initial Credit Extension to be made in connection with the commencement of construction of the Project, a certificate from the Construction Consultant, dated prior to the commencement of such construction, confirming that the preliminary construction Budget, Timetable and Plans and Specifications for the Project are reasonable and feasible.

(d)                                 The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Administrative Agent and the Lenders that:

5.01                        Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03                        Governmental Authorization; Other Consents. Except for such authorizations, approvals and notices to or from any Gaming Board which have not yet been obtained as of the Effective Date but will be applied for after Closing as contemplated by Section 6.18 (including approvals of any pledges of Equity Interests in Loan Parties licensed by or registered with any Gaming Board), and except for post-Closing informational filings required pursuant to Regulation 8.130 of the Nevada Gaming Commission, and except for approval of any future pledge of any additional Equity Interests in Loan Parties licensed by or registered with any Gaming Board, no approval, consent, exemption, authorization, or registration from or by, or notice to, or filing with, any Governmental Authority is necessary in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Documents.

5.04                        Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and general principles of equity.

5.05                        Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a)                                  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of CCR and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)                                 The unaudited consolidated balance sheet of CCR and its Subsidiaries dated September 30, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of CCR and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)                                 The consolidated pro forma balance sheet of CCR, Nevada Palace, LLC and their respective consolidated Subsidiaries as at September 30, 2005, and the related consolidated pro forma statements of income and cash flows of CCR, Nevada Palace, LLC and their respective consolidated Subsidiaries for the nine months then ended, were prepared in good faith based upon assumptions believed to be reasonable at the time of the preparation thereof and present the consolidated pro forma financial condition of CCR, Nevada Palace, LLC and their respective consolidated Subsidiaries as at such date and the consolidated pro forma results of operations of CCR, Nevada Palace, LLC and their respective consolidated Subsidiaries for the period ended on such date.

(e)                                  The consolidated forecasted balance sheet and statements of income and cash flows of CCR and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed by the Borrowers to be reasonable at the time.

5.06                        Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers threatened at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrowers or any of their Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Restricted Subsidiary thereof, of the matters described on Schedule 5.06.

5.07                        No Default. Neither any Borrower nor any of their Restricted Subsidiaries is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08                        Ownership of Property; Liens. Each of the Borrowers and each of their Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrowers and their Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01 and the Liens under the Existing Credit Agreement being terminated concurrently with the Effective Date.

5.09                        Environmental Compliance. The Borrowers and their Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10                        Insurance. The properties of the Borrowers and their Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrowers or the applicable Restricted Subsidiary operates.

5.11                        Taxes. The Borrowers and their Restricted Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except immaterial taxes and tax returns so long as no material portion of the Collateral is in jeopardy of being seized, levied upon or forfeited. There is no proposed tax assessment against the Borrowers or any Restricted Subsidiary that would, if made, have a Material Adverse Effect. Neither any Borrower nor any Restricted Subsidiary thereof is party to any tax sharing agreement.

5.12                        ERISA Compliance.

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrowers and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13                        Subsidiaries; Equity Interests. As of the Effective Date, CCR has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except Permitted Liens. As of the Effective Date, CCR has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13. With the exception of the MGIM Obligations, all of the outstanding Equity Interests in CCR have been validly issued, are fully paid and nonassessable and are owned by Millennium in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except Permitted Liens.

5.14                        Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)                                  The Borrowers are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 None of the Borrowers, any Person Controlling the Borrowers, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                        Disclosure. No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16                        Compliance with Laws. Each of the Borrowers and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs,

injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17                        Intellectual Property; Licenses, Etc. The Borrowers and their Restricted Subsidiaries own, or possess the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material that is material to the business of the Borrowers and their Restricted Subsidiaries now employed, or now contemplated to be employed, by the Borrowers or any Restricted Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18                        Collateral Documents. The provisions of the Deeds of Trust, the Pledge Agreement and the Security Agreement are effective to create, in favor of the Administrative Agent (for the benefit of the Lenders), valid and perfected first priority Liens on the Casino Real Estate, the Casino Businesses, the Equity Interests subject to the Pledge Agreement and all personal property described in the Security Agreement and the Deeds of Trust subject only to the Permitted Liens, to the extent that such Liens can be perfected by filing or recording. Except for the approvals required for the execution of the Pledge Agreement and the attachment and perfection of the Administrative Agent’s Lien on the Equity Interests subject thereto as contemplated by Section 6.18, all governmental approvals necessary or desirable to perfect and protect, and establish and maintain the priority of, such Liens – insomuch as such are not required of the Lender, the L/C Issuer, the Swing Line Lender or the Required Lenders, have been duly effected or taken, including any such approvals reasonably requested by the Administrative Agent.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

6.01                        Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                                  as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrowers (commencing with the fiscal year ended December 31, 2005), a consolidated balance sheet of the Borrowers and their consolidated Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, members’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Piercy Bowler Taylor & Kern or another nationally recognized Registered Public Accounting Firm reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with standards established by the Public Company Accounting Oversight Board (United States) and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)                                 as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrowers (commencing with the fiscal quarter ended March 31, 2006), a consolidated balance sheet of the Borrowers and their Restricted Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations, members’ equity and cash flows for such fiscal quarter and for the portion of the Borrowers’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrowers as fairly presenting the financial condition, results of operations, members’ equity and cash flows of the Borrowers and their Restricted Subsidiaries in accordance with GAAP, except that substantially all the disclosures frequently presented in the footnotes may be omitted;

(c)                                  as soon as available, but in any event not more than 120 days after the end of each fiscal year of the Borrowers, an updated budget and projection model prepared by management of the Borrowers, in form satisfactory to the Administrative Agent and the Required Lenders, such information to be presented on a quarterly basis through Completion; .

(d)                                 as soon as available, but in any event within 30 days after the end of each month, monthly operating statements in form satisfactory to the Administrative Agent and the Required Lenders; and

(e)                                  as soon as available, but in any event within 60 days after the end of each fiscal quarter, income statements for each of the Borrowers, on a property-by-property basis, in form satisfactory to the Administrative Agent and the Required Lenders.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrowers shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02                        Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                                  concurrently with the delivery of the financial statements referred to in Section 6.01(a), a letter from its registered independent public accounting firm indicating that during the performance of the financial statement audit no knowledge was obtained of any

Default under the financial covenants set forth in Section 7.11 or, if any such Default shall exist, stating the nature and status of such event;

(b)                                 within five Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2005), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrowers;

(c)                                  promptly after any request by the Administrative Agent or any request by a Lender, made through the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrowers by independent accountants in connection with the accounts or books of the Borrowers or any Restricted Subsidiary, or any audit of any of them;

(d)                                 promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrowers, and copies of all annual, regular, periodic and special reports and registration statements which the Borrowers may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)                                  promptly after the same are available, copies of any external auditor’s report with respect to Nevada “Regulation 6.090 Report” and any other report filed by the Borrowers or any Restricted Subsidiary with any Governmental Authority (other than routine reports);

(f)                                    promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Restricted Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(g)                                 if the Borrowers shall elect not to develop the Cannery II, promptly after such decision has been made, written notice to the Administrative Agent and the Lenders of such decision and, in the event the Borrowers shall propose a Replacement Project, an additional written notice to the Administrative Agent and Lenders of such Replacement Project, including a description thereof together with such additional information (including a budget and projections) regarding the Replacement Project as the Administrative Agent may request (it being understood that any approval by the Required Lenders of a Replacement Project will be in the discretion of the Lenders and subject to appropriate adjustments to the financial covenants); and

(h)                                 promptly, such additional information regarding the business, financial or corporate affairs of the Borrowers or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender acting through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents and the Administrative Agent shall notify each Lender (by telecopier or electronic mail) of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03                        Notices. Promptly notify the Administrative Agent and each Lender:

(a)                                  of the occurrence of any Default;

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrowers or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrowers or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrowers or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)                                  of the occurrence of any ERISA Event;

(d)                                 of any material change in accounting policies or financial reporting practices by the Borrowers or any Subsidiary; and

(e)                                  notice of noncompliance with Chapter 53 (Monetary Transactions) of Title 31 of the United States Code Annotated.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                        Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate actions diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Restricted Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and with adequate reserves in accordance with GAAP; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05                        Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses (including, without limitation, liquor licenses) and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06                        Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07                        Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrowers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08                        Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate actions; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                        Books and Records. (a)  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrowers or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrowers or such Restricted Subsidiary, as the case may be.

6.10                        Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

6.11                        Use of Proceeds. Use the proceeds of the Credit Extensions for any one or more of the following:  (a) to refinance all outstanding Indebtedness under the Existing Credit Agreement and other financing arrangements, (b) at the Third Closing, to make a distribution of up to $6,000,000 plus interest to MGIM in order to fund the repayment of a loan by InvestCo to MGIM in the same amount, (c) at the Third Closing, to pay a security deposit of $3,000,000 plus interest to NP Land, LLC, (d) at the Third Closing, to purchase certain non-land assets of the Nevada Palace for a price not to exceed $7,610,000, plus interest, (e) to finance capital improvements of the Borrowers, including the development and construction of the Cannery II, (f) $2.75 million to fund the Schiff Land Purchase, and/or (g) to pay fees and expenses in connection with the foregoing and the transactions contemplated by this Agreement, and general corporate purposes not in contravention of any Law or of any Loan Document.

6.12                        Compliance With Agreements. Comply with all Contractual Obligations under all material agreements, indentures, leases and/or instruments to which any one or more of them is a party, whether such material agreements, indentures, leases or instruments are with a Lender or another Person, except for any such Contractual Obligations (a) the performance of which would cause a Default or (b) then being contested by any of them in good faith by appropriate actions or (c) to the extent that the failure to comply with such Contractual Obligations does not constitute a Material Adverse Effect.

6.13                        Environmental Covenant. Use and operate all of its facilities and properties in material compliance with all applicable Environmental Laws, keep all material permits, approvals, certificates, licenses and other authorizations required pursuant to applicable Environmental Laws in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws; promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties under, or compliance of its facilities and properties with, applicable Environmental Laws, and shall promptly commence and diligently proceed to cure, to the reasonable satisfaction of the Administrative Agent any actions and proceedings relating to violations of compliance with applicable Environmental Laws; and provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 6.13.

6.14                        Accuracy of Information. Cause all factual information furnished after the date of execution and delivery of this Agreement by or on behalf of the Borrowers or any Guarantor in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby to be true and accurate in all material respects on the date as of which such information is dated or certified, and such information shall not be incomplete by omitting to state any material fact necessary to make such information not misleading.

6.15                        Significant Subsidiaries. Promptly upon the determination that any Restricted Subsidiary has become a Significant Subsidiary, cause such Significant Subsidiary to execute and deliver to the Administrative Agent for the benefit of the Lenders (i) an amendment to the Guaranty, if such Subsidiary is not already a party thereto, joining such Subsidiary as a party thereto, (ii) if such Subsidiary owns a real property interest in a Venture that are not Casino Real Estate, one or more Deeds of Trust, title insurance consistent with Section 4.01(a)(iv)(B) and other documentation required by Sections 4.01(a)(v) and (vii) hereof, together with a joinder to the Hazardous Materials Indemnity and all other documentation required thereunder including a so-called “phase one” environmental audit for the real property to be encumbered by such Deed of Trust, encumbering such Casino Real Estate, (iii) an amendment to the Security Agreement, if such Subsidiary is not already a party thereto, joining such Subsidiary as a party thereto, (iv) legal opinions in each case similar to the opinions given at the Effective Date as to the then-encumbered Subsidiaries, in form and substance satisfactory to the Administrative Agent, (v) an amendment to the Pledge Agreement encumbering the Equity Interests in such Significant Subsidiary, and (vi) the documentation required by clauses (xv) and (xvi) of Section 4.01(a) hereof in respect of such Significant Subsidiary.

6.16                        Construction Covenants. Prior to the commencement of development and construction of the Cannery II (either by way of construction of the Cannery II or the commencement of substantial demolition activities in respect of the existing Nevada Palace):

(a)                                  the Borrowers shall agree to reimburse the Administrative Agent for the reasonable costs of the Construction Consultant, who shall be allowed full access to the Project site and prepare a monthly construction progress report;

(b)                                 the Construction Consultant shall have reviewed the final proposed prime construction contract, Budget, Timetable and Plans and Specifications (and any geotechnical and other reports and assessments as they reasonably shall require) and shall have concurred that the Plans and Specifications are reasonable and feasible; and

(c)                                  collateral assignments of the prime construction, architectural and engineering contracts for the Cannery II shall have been made to the Administrative Agent.

6.17                        In Balance Covenants. Immediately prior to commencement of development and construction of the Cannery II, and quarterly thereafter through the issuance of a Certificate of Occupancy for the Cannery II, the Borrowers shall deliver to the Administrative Agent a certification that the Project is In Balance, with such supporting documentation as the Administrative Agent or Construction Consultant may reasonably require.

6.18                        Pledge Undertakings. Within six months after the Closing Date, have received from the appropriate Gaming Boards all required approvals in connection with the Pledge Agreement to be executed by Millennium, MGIM and CCR and shall have executed and delivered the Pledge Agreement to the Administrative Agent, together with (a) certificates evidencing 100% of the issued and outstanding Equity Interests of CCR and each Restricted Subsidiary of CCR, and (b) stock powers duly endorsed in blank covering all of the shares described in clause (a) above; provided, however, that such six month period shall be extended by an additional three months so long as within 60 days after the Closing Date CCR has filed with the appropriate Gaming Boards all applications required to effect the foregoing.

6.19                        Third Closing Undertakings. On or before December 31, 2006, the Third Closing shall have occurred.

6.20                        Acquisition of Property or Vessel. Upon the acquisition by the Borrowers or any Significant Subsidiary of the Schiff Property or any real property or any vessel having (i) a purchase price, or (ii) a combination of purchase price and anticipated Capital Expenditures in connection therewith in excess of $5,000,000, the Borrowers shall deliver or cause any Significant Subsidiary to deliver, a Deed of Trust or first preferred ship mortgage, as applicable, with respect thereto, together with such title insurance (in the case of real estate) and other ancillary documents as may be requested by the Administrative Agent.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrowers shall not, nor shall they permit any Restricted Subsidiary to, directly or indirectly:

7.01                        Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

7.02                        Investments. Make any Investments, except:

(a)                                  Investments held by the Borrowers or such Restricted Subsidiary in any of the following:  (i) certificates of deposit; (ii)  U.S. treasury bills and other obligations of the federal government; (iii) US Corporate Bonds, rated at least BAA or higher by Standard & Poor’s, or common stocks with an Standard & Poor’s Stock Guide Rating of at least B or higher and listed on the New York Stock Exchange, American Stock Exchange, or National Association of Securities Dealers Automated Quotations, and commercial paper rated at least A-1 by Standard & Poor’s or at least P-1 or MIG-1 by Moody’s Investors Service, Inc.; (iv)  bankers’ acceptances issued by financial institutions rated at least first tier paper by a National Recognized Statistical Rating Organization (NRSRO); (v)  repurchase agreements covering U.S. government securities; and (vi)  money market funds that comply with all provisions of Rule 2a-7 of the Investment Act of 1940;

(b)                                 advances to officers, directors and employees of the Borrowers and Restricted Subsidiaries, for travel, entertainment, relocation and analogous ordinary business purposes, consistent with past practice;

(c)                                  Investments of the Borrowers in any Guarantor and Investments of any Guarantor in the Borrowers or in another Guarantor;

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                                  Guarantees permitted by Section 7.03;

(f)                                    Capital Expenditures permitted by Section 7.12(d);

(g)                                 Investments in an aggregate amount not exceeding $12,000,000 in connection with the acquisition of the non-land assets of the Nevada Palace;

(h)                                 Loans or investments not to exceed $2,750,000 in connection with the Schiff Land Purchase;

(i)                                     Investments by one or more of the Borrowers in an Unrestricted Subsidiary to the extent that such Borrower has substantially concurrently received an equivalent amount of proceeds from the sale of Equity Interests to Permitted Holders; provided that such Investments be made exclusively to acquire, develop, manage or operate the Meadows race track and casino in Pittsburgh, Pennsylvania and activities related thereto; and

(j)                                     Investments consisting of loans by CCR to a Permitted Holder to the extent that CCR has substantially concurrently received an equivalent amount of proceeds from the sale of Equity Interests to Permitted Holders; provided that such Investments be made exclusively to acquire, develop, manage or operate the Meadows race track and casino in Pittsburgh, Pennsylvania and activities related thereto;

provided, however, that so long as Esquire is a Guarantor the Borrowers shall not make any Investments in Esquire without the prior written consent of the Required Lenders.

7.03                        Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness under the Loan Documents;

(b)                                 Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)                                  Guarantees of any Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of a Borrower or any other Guarantor;

(d)                                 obligations under Swap Contracts entered into by the Borrowers with any Lender or Affiliate of any Lender, which obligations shall be ratably secured by the Collateral; provided, in no event shall the notional principal amount for all such secured obligations exceed the Aggregate Commitments (it being understood that the notional amount of each such Swap Contract shall be included in such calculation); and

(e)                                  Indebtedness in respect of purchase money obligations and equipment financing for fixed or capital assets within the limitations set forth in the proviso to clause (k) of the definition of the term “Permitted Liens”; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;

(f)                                    Subordinated Debt in an aggregate principal amount not to exceed $125,000,000; and

(g)                                 Indebtedness in an aggregate amount at any time not to exceed $15,000,000 in respect of capital leases and Synthetic Lease Obligations for fixed or capital assets.

7.04                        Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)                                  any Restricted Subsidiary may merge with (i) a Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that when any Guarantor is merging with any Restricted Subsidiary that is not a Guarantor, the Guarantor shall be the continuing or surviving Person; and

(b)                                 any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be a Borrower or a Guarantor.

7.05                        Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                  Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)                                 Dispositions of inventory in the ordinary course of business;

(c)                                  Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)                                 Dispositions of property by any Restricted Subsidiary to the Borrowers or to a wholly-owned Restricted Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrowers or a Guarantor;

(e)                                  Dispositions permitted by Section 7.04;

(f)                                    Dispositions by the Borrowers and their Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, and (ii) if the aggregate Net Cash Proceeds from all such Dispositions exceed $5,000,000, the excess thereof shall be applied as more particularly set forth in Section 2.07; and

(g)                                 Dispositions of property associated with the Nevada Palace at the time of or in connection with, the Project;

provided, however, that any Disposition pursuant to clauses (a) through (g) shall be for fair market value.

7.06                        Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that,

(a)                                  so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(i)                                     each Subsidiary may make Restricted Payments to the Borrowers, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(ii)                                  the Borrowers and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(iii)                               the Borrowers and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; and

(iv)                              from and after the Third Closing, CCR may make a distribution of up to $6 million plus interest to MGIM for the purpose of repaying the loan of the same amount by InvestCo to MGIM;

(b)                                 for so long as CCR is treated as a partnership or other substantially similarly treated pass-through entity for United States federal income tax purposes, CCR shall be permitted to make Restricted Payments to the members of CCR, in an amount not to exceed the Tax Amount for the related period; provided, however, that (i) prior to any distributions of Tax Amounts, CCR shall deliver an officers’ certificate to the Administrative Agent to the effect that CCR is a partnership or other substantially similarly treated pass-through entity, for United States federal income tax purposes and (ii) at the time of such distributions, the most recent audited financial statements of CCR required to have been furnished pursuant to Section 6.01(a) reflect that CCR is treated as a partnership or other substantially similarly treated pass-through entity for United States federal income tax purposes for the period covered by such financial statements; and provided further that no such Restricted Payment shall be made if the Administrative Agent shall have given the Borrowers notice of the existence and continuance of an Event of Default under Section 7.11(a);

(c)                                  so long as no Default under Section 8.01(a) or Event of Default shall have occurred and be continuing at the time thereof or that would result therefrom, the Borrowers may pay management fees to Millennium Management Group II, LLC in the following amounts: (a) with respect to the Cannery, $1,000,000 per year, (b) with respect to the Rampart, $2,000,000 per year and (c) with respect to the Cannery II or any other new project following its opening, the greater of $750,000 or 4% of such property’s EBITDA per fiscal year, all of which fees shall increase annually by the percentage increase in the CPI from and after December 31, 2005; and

(d)                                 Nevada Palace, LLC may make lease payments to NP Land in an amount not to exceed $2,100,000 (increased annually by the percentage increase in the CPI from and after December 31, 2005) in any calendar year in accordance with the Nevada Palace Lease.

7.07                        Change in Nature of Business.

(a)                                  Except with the approval of the Required Lenders, engage in any material line of business substantially different from those lines of business conducted by the

Borrowers and their Subsidiaries on the date hereof or any business substantially related or incidental thereto, other than an Approved Acquisition.

(b)                                 Amend or modify the Rampart Lease, if such amendment or modification accelerates or increases payments thereunder or shortens the term thereof, or reduces the amount of any payment to Rampart pursuant to Section 2.9 thereof, without the prior written consent of the Required Lenders.

7.08                        Transactions with Affiliates. Except as set forth on Schedule 7.08, enter into any transaction of any kind with any Affiliate of the Borrowers, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrowers or such Restricted Subsidiary as would be obtainable by the Borrowers or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Borrowers and any Guarantor or between and among any Guarantors.

7.09                        Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrowers or any Guarantor or to otherwise transfer property to the Borrowers or any Guarantor, (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrowers or (iii) of the Borrowers or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) or (g) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of a Borrower or a Subsidiary thereof if a Lien is granted to secure another obligation of such Person.

7.10                        Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11                        Financial Covenants.

(a)                                  Consolidated Fixed Charges Coverage Ratio. Permit the Consolidated Fixed Charges Coverage Ratio as of the end of any fiscal quarter of the Borrowers to be less than 1.25 to 1.00 (or such other ratio as may be specified by the Required Lenders in connection with their approval of any Replacement Project).

(b)                                 Consolidated Total Leverage Ratio. If the Borrowers shall undertake the redevelopment of the Nevada Palace, permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter of the Borrowers set forth below to be greater than the ratio set forth below opposite such date (or such other ratios as may be specified by the Required Lenders in connection with their approval of any Replacement Project):

Four Fiscal Quarters Ending	Maximum Consolidated Total Leverage Ratio
March 31, 2006 through the fiscal quarter preceding commencement of construction of Cannery II (“Construction Commencement”)	3.50 to 1.00

Fiscal quarter of Construction Commencement and next 2 fiscal quarters	4.25 to 1.00

Next 4 fiscal quarters	4.50 to 1.00

Next fiscal quarter	4.25 to 1.00

Next fiscal quarter	4.00 to 1.00

Next 2 fiscal quarters	3.50 to 1.00

Thereafter	3.00 to 1.00

provided, however, that in the event that the Borrowers shall decide not to develop the Cannery II and do not propose a Replacement Project (or a proposed Replacement Project is not approved by the Required Lenders), then the Consolidated Total Leverage Ratio shall not exceed 3.5 to 1.0 from March 31, 2006 through June 30, 2007 and 3.0 to 1.0 thereafter;

provided further that if an Approved Acquisition shall be consummated and in connection therewith the Borrowers shall issue any Subordinated Debt, (a) the ratios set forth above shall cease to be operative and the maximum Consolidated Total Leverage Ratio at any time during any period of four fiscal quarters of the Borrowers shall not exceed 5.0 to 1.0 and (b) the maximum Consolidated Senior Leverage Ratio, if introduced by the Required Lenders, at any time during any period of four fiscal quarters of the Borrowers shall not exceed 3.25 to 1.0 (or such lesser ratios as may be specified by the Required Lenders in connection with their approval of such Approved Acquisition); and

provided, further, that in the event that the Rampart Lease has been terminated and the Lease Termination Payment has been applied in accordance with Section 2.07(b)(F), then the Consolidated Total Leverage Ratio and, if applicable, the Consolidated Senior Leverage Ratio set forth above shall be increased by 0.50 for all measurement periods.

7.12                        Capital Expenditures. Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset except for (a) Maintenance Capital Expenditures in any fiscal year in an amount not to exceed the greater of (i) 5% of the Borrowers’ consolidated net revenue for the most recent fiscal year for which a Compliance Certificate has been delivered pursuant to Section 6.02(b) or (ii) $10,000,000;

provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, any portion of such amount, if not expended in the fiscal year for which it is permitted, may be carried over to the following fiscal year, (b) Capital Expenditures of up to $160,000,000 to develop and construct the Cannery II or any approved Replacement Project, (c) Capital Expenditures to complete the construction of the proposed expansion of the Cannery (to include the multi-screen movie theater and other features) in accordance with the budget for such project, (d) prior to the acquisition of certain assets of the Nevada Palace by CCR, CCR and its Subsidiaries shall not make Investments in, or make Capital Expenditures in respect of, Nevada Palace, LLC or the Nevada Palace in excess of $10,000,000, except in connection with the Schiff Land Purchase,(e) other non-Maintenance Capital Expenditures in an aggregate amount not to exceed $10,000,000 from the Closing Date through the Maturity Date, (f) amounts used to purchase certain assets of the Nevada Palace by CCR in accordance with Section 6.11(d) hereof, (g) amounts used to effect the Schiff Land Purchase in accordance with Section 6.11(f) hereof, and (h) Capital Expenditures of up to $175,000,000 in connection with an Approved Acquisition so long as not less than $125,000,000 thereof is from the proceeds of Subordinated Debt and both before and after giving effect thereto no Default has occurred and is continuing or would result from such expenditure; provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, any portion of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over to the next following fiscal year.

7.13                        Payment of Subordinated Debt. Prepay any principal (including sinking fund payments) or any other amount with respect to any Subordinated Debt, or purchase or redeem (or offer to purchase or redeem) any Subordinated Debt prior to the scheduled maturity date thereof, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Debt will be paid when due or otherwise to provide for the defeasance of any Subordinated Debt provided that so long as no Default then exists or would result therefrom, the Borrowers may make payments of scheduled interest on any Subordinated Debt in accordance with the terms thereof.

7.14                        Construction of the Project. In the event that the Borrowers elect to construct the Cannery II or any Replacement Project,

(a)                                  fail to diligently pursue such Project to Completion in accordance with the Plans and Specifications, Budget and Timetable;

(b)                                 fail to provide the Construction Consultant with all reasonably requested access to the Project’s construction site without unreasonable delay (including any advance notice which is reasonable under the circumstances), and access to the Plans and Specifications, Budget, Timetable, all related plans, budgets, drawings, timetables, and other related papers, including a status report and log describing all executed contracts and subcontracts to which Borrowers or any of their Subsidiaries are party for such work, and the then current lists of the names, addresses and telephone numbers of each material contractor, material subcontractor and material supplier with respect to such Project and the dollar value and amounts paid with respect to the related contracts;

(c)                                  fail to cause the architect and prime contractor for the Project to promptly and in any event within 15 days of the date of any written request by the Administrative Agent to certify, in the manner contemplated by an Application and Certification for Payment in the form commonly referred to as American Institute of Architects Document G702 and a detailed continuation sheet in the form commonly referred to as American Institute of Architects Document G703, that the construction of the Project conforms, as of a specified date, in all material respects to the Plans and Specifications, and that amounts payable to the Contractor in connection therewith are in conformity with the Budget;

(d)                                 fail to maintain a full set of the current working drawings available for review by the Construction Consultant at the construction office for the Project or at another location reasonably acceptable to the Construction Consultant;

(e)                                  amend the Timetable in any manner which would defer the completion of any material construction benchmark set forth therein unless the prime contractor concurs that such amendment will not cause the Borrowers to fail to achieve Completion of that Project by the date which is twenty-four (24) months from the start of construction or fail to provide the Construction Consultant, if requested, with a letter from the prime contractor to the Construction Consultant indicating its concurrence that the revised Timetable is reasonable and feasible;

(f)                                    amend the Budget in a manner which both deviates from the Budget approved by the Construction Consultant and which increases the overall Budget to an amount (including for this purpose, capitalized interest and capitalized pre-opening expenses) which would result in prospective non-compliance with Section 6.17 or Section 7.12;

(g)                                 fail to construct the Project in a good and workmanlike manner in accordance with sound building practices and without material deviation from the Plans and Specifications, and comply in all material respects with all existing Laws and requirements of all Governmental Authorities having jurisdiction over the Project;

(h)                                 fail to promptly pay prior to delinquency (subject to applicable retentions) or otherwise discharge all Liens and other material claims for labor done and materials and services furnished in connection with the construction of the Project, except for Liens and other claims contested in good faith by appropriate actions and without prejudice to the Timetable except to the extent not prohibited hereby, provided that any such claims and Liens are covered by such payment bonds or title insurance policy endorsements as may be reasonably requested by the Administrative Agent;

(i)                                     fail to properly obtain as and when required, comply with and keep in effect all material permits, licenses and approvals which are required to be obtained from Government Agencies in order to construct and occupy the Project as of the then current stage of construction;

(j)                                     fail to make the permits, licenses and approvals required by clause (i) of this Section available for review by the Construction Consultant and deliver copies of all such permits, licenses and approvals to the Construction Consultant promptly following a written request therefor;

(k)                                  fail to promptly notify the Construction Consultant if Borrowers pay $2,500,000 or more, in the aggregate, for any tangible construction materials for the Project that are not located on the site of the Project, or will not be delivered within thirty days after such payment (describing such construction materials, the purchase price therefor and the location thereof) and, if requested by the Construction Consultant in writing provide to the Construction Consultant the written acknowledgment of the Person having custody of such construction materials of the existence of the Construction Consultant’s Lien on such construction materials and the right of the Construction Consultant, as against such Person, to have access to and to remove such construction materials (subject to the requirement of the payment of any remaining purchase price for such materials);

(l)                                     fail on or before the opening for business of the Project, to provide the Administrative Agent with a written certificate executed by the prime architect, prime contractor and the Construction Consultant (and any other relevant contracting parties reasonably requested by the Construction Consultant) certifying that such Project has been completed in all material respects in accordance with the Plans and Specifications and that the Project has been or is ready to be opened for business together with a Certificate executed by a Responsible Officer to that effect;

(m)                               fail promptly, and in any event within ten Business Days of any written request by the Construction Consultant, to provide to the Construction Consultant such assurances as the Construction Consultant may reasonably require that the Project complies in all material respects with all applicable zoning, building and land use Laws; or

(n)                                 fail, as soon as practicable after the substantial completion of the physical improvements associated with the Project, to provide the Administrative Agent with an “as built” ALTA survey of that Project as of the date of Completion that (i) sets forth all recorded easements and licenses burdening the project site as of Completion, (ii) reflects no unpermitted encroachments onto that property or onto adjoining real property, and (iii) certifies the legal description of the property subject to the related Deed of Trust in favor of the Administrative Agent to be the same as that set forth in the related title insurance policies, together with an endorsement to its ALTA policy of title insurance covering the Project that reflects the elements contained in this clause (n) and the Lien-free completion of the Project (other than encumbrances reflected in such title policy or which are otherwise treated as Permitted Liens).

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default. Any of the following shall constitute an Event of Default:

(a)                                  Non-Payment. The Borrowers or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within three Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants. The Borrowers fail to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11 or 6.18 or Article VII; or

(c)                                  Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)                                 Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of a Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default. (i) Any Borrower or any Restricted Subsidiary (A) fails to make any payment when due after giving effect to any applicable notice and cure periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $7,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case after giving effect to any applicable notice and cure periods, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an “Early Termination Date” (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Borrower or any Restricted Subsidiary is the “Defaulting Party” (as defined in such Swap Contract) or (B) any “Termination Event” (as so defined) under such Swap Contract as to which any Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Borrower or such Restricted Subsidiary as a result thereof is greater than $7,000,000 and the Borrower or such Restricted Subsidiary, as the case may be, has not paid such “Termination Value” within 60 days of the due date thereof, unless such termination or such “Termination Value” is being contested in good faith by appropriate proceedings and appropriate reserves in accordance with GAAP have been established; or

(f)                                    Insolvency Proceedings, Etc. Any Loan Party or any of its Significant Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                 Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Significant Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)                                 Judgments. There is entered against any Borrower or any Restricted Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $7,500,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 20 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

(j)                                     Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)                                  Change of Control. There occurs any Change of Control; or

(l)                                     License Revocation. The occurrence of a License Revocation that continues for seven consecutive calendar days with respect to gaming operations at any gaming facility of any Borrower or any Significant Subsidiary or the denial by the applicable Gaming Board of the applications described in Section 6.18 or the withdrawal of such applications; or

(m)                               Governmental Approvals. Any Loan Party shall fail to obtain, renew, maintain or comply with any such governmental approvals as shall be necessary (1) for the execution, delivery or performance by such Loan Party of its obligations, or the exercise of its rights, under the Loan Documents, or (2) for the grant of the Liens created under the Deeds of Trust, the Pledge Agreement or the Security Agreement or for the validity and enforceability or the perfection of or exercise by the Administrative Agent of its rights and remedies under the Deeds of Trust, the Pledge Agreement or the Security Agreement; or any such governmental approval shall be revoked, terminated, withdrawn, suspended, modified or withheld or shall cease to be effective; or any proceeding shall be commenced by or before any Governmental Authority for the purpose of revoking, terminating, withdrawing, suspending, modifying or withholding any such governmental approval and such proceeding is not dismissed within 60 days; or

(n)                                 Subordinated Debt. The subordination provisions of any Subordinated Debt cease to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of such subordination provisions.

8.02                        Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                  declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)                                  require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                                 exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03                        Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and payments due to any Lender or Affiliate of a Lender under a Swap Contract, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01                        Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02                        Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                        Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06                        Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07                        Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                        No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Syndication Agent, the Documentation Agent, the Sole Lead Arranger or the Sole Book Manager listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09                        Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10                        Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                  to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)                                 to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01; and

(c)                                  to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X.
MISCELLANEOUS

10.01                 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                  waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) except as otherwise provided in clause (i) below, to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)                                  change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)                                    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g)                                 impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of Lenders having more than 50% of the Aggregate Credit Exposures then in effect within each of the following classes of Commitments, Loans and other Credit Extensions:  (i) the class consisting of the Revolving Commitment, and (ii) the class consisting of the Term Loan Commitment. For purposes of this clause the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans shall be deemed to be held by such Revolving Lender;

(h)                                 release any Guarantor from the Guaranty (except as specified therein) or to release or subordinate any portion of the Collateral having an aggregate value in excess of $5,000,000 without the written consent of each Lender; or

(i)                                     approve any increase in the maximum Consolidated Total Leverage Ratio to a ratio which is in excess of 5.00 to 1.00 or, if such ratio shall be introduced in connection with an Approved Acquisition, any increase in the maximum Consolidated Senior Leverage Ratio to a ratio which is in excess of 3.25 to 1.00, except as specifically contemplated by the second proviso to Section 7.11(b), without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, nor will such Defaulting Lender’s Commitment or Loans be included for the purposes of determining Aggregate Revolving Commitments, the Term Loan Commitments or the Total Outstandings or the Required Lenders for purposes of this Section 10.01, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02                 Notices; Effectiveness; Electronic Communication.

(a)                                  Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrowers, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the

Borrowers, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)                                  Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                  Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and of the Construction Consultant), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders. To the extent that the Borrowers for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-

agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05                 Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                 Successors and Assigns.

(a)                                  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that

(i)                                     except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of such Commitment (which for this purpose includes Loans outstanding thereunder) or, if such Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

(iii)                               any assignment of a Term Loan Commitment must be approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv)                              any assignment of a Revolving Commitment must be approved by (A) the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) and (B) so long as no Event of Default has occurred and is continuing, the Borrowers (which approval shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(v)                                 the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers and the L/C

Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)                                 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section, provided, that any such payment shall make the Lender granting such participation subject to the terms of Section 10.13. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)                                  Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)                                    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)                                     Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrowers and the Revolving Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer or Swing Line

Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of the previous L/C Issuer or Swing Line Lender, as the case may be. A resigning L/C Issuer shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). A resigning Swing Line Lender shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.

10.07                 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers and not known to them to be under any duty of confidentiality to the Borrowers or their Subsidiaries.

For purposes of this Section, “Information” means all information received from the Loan Parties or their Affiliates relating to any Loan Party, any Affiliate thereof, any Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08                 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

10.09                 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder, in each case, provided that the Loan Parties are not thereby required to make any greater payments hereunder than would be required prior to any such action.

10.10                 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11                 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12                 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13                 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender ceases to make Eurodollar Rate Loans pursuant to Section 3.02, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                  the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in avoidance of or a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, such Lender waives receipt of compensation under Section 3.04 or payment to it or on its behalf of additional amounts pursuant to Section 3.01 and such Lender reimburses Borrowers for any amounts previously paid.

10.14                 Governing Law; Jurisdiction; Etc.

(a)                                  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEVADA.

(b)                                 SUBMISSION TO JURISDICTION. THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR THEMSELVES AND THEIR PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEVADA SITTING IN CLARK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF NEVADA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEVADA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE. THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY

NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15                 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16                 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.

10.17                 Cooperation with Gaming Boards. The Administrative Agent and each of the Lenders hereunder agrees to cooperate with the Gaming Boards in connection with the administration of their regulatory jurisdiction over Borrowers and their Subsidiaries, including the provision of such documents or other information as may be requested by such Gaming Boards relating to Borrowers or any of the Subsidiaries or to the Loan Documents. The Borrowers and each of their Affiliates hereby consents to any such disclosure by the Lenders and Administrative Agent to any Gaming Board and releases such parties from any liability for any such disclosure. The rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of the

Gaming Laws and if prior approval of any Gaming Boards is required therefor, such approval shall be obtained.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CANNERY CASINO RESORTS, LLC

By:	/s/ William J. Paulos
Name:	William J. Paulos
Title:	Manager

THE CANNERY HOTEL AND CASINO, LLC

By:	Cannery Casino Resorts, LLC
Its:	Member

By:	/s/ William J. Paulos
Name:	William J. Paulos
Title:	Manager

RAMPART RESORT MANAGEMENT, LLC

By:	Cannery Casino Resorts, LLC
Its:	Member

By:	/s/ William J. Paulos
Name:	William J. Paulos
Title:	Manager

NEVADA PALACE, LLC

By:	Cannery Casino Resorts, LLC
Its:	Manager

By:	/s/ William J. Paulos
Name:	William J. Paulos
Title:	Manager

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Chris M. Levine

Name:	Chris M. Levine

Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Lender, L/C
Issuer and Swing Line Lender

By:	/s/ Peter J. Vitale

Name:	Peter J. Vitale

Title:	Senior Vice President

CIT LENDING SERVICES CORPORATION

By:	/s/ Steven K. Reedy
Name:	Steven K. Reedy
Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Peter DiBiasi
Name:	Peter DiBiasi
Title:	Duly Authorized Signatory

ALLIED IRISH BANKS, P.L.C.

By:	/s/ John Farrar
Name:	John Farrar
Title:	Senior Vice President

BANK OF SCOTLAND

By:	/s/ Karen Weich
Name:	Karen Weich
Title:	Assistant Vice President

COMERICA WEST INCORPORATED

By:	/s/ Bryan C. Camden
Name:	Bryan C. Camden
Title:	Corporate Banking Officer

COMMUNITY BANK OF NEVADA

By:	/s/ Bruce Ford
Name:	Bruce Ford
Title:	Chief Credit Officer

FIRST NATIONAL BANK OF NEVADA

By:	/s/ E. Philip Potamitis
Name:	E. Philip Potamitis
Title:	Managing Director

HIBERNIA NATIONAL BANK

By:	/s/ Chris Haskew
Name:	Chris Haskew
Title:	Senior Vice President

NEVADA FIRST BANK

By:	/s/ Vincent Telles
Name:	Vincent Telles
Title:	Senior Vice President

NEVADA STATE BANK

By:	/s/ James Rimpo
Name:	James Rimpo
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Denette Corrales
Name:	Denette Corrales
Title:	Senior Vice President

WELLS FARGO BANK, N.A.

By:	/s/ Peitty Chou
Name:	Peitty Chou
Title:	Vice President